Exhibit 99.1

Pro Forma Sales by End-Use Product Category

	2013	2012	2011
Flavor Compounds	48%	49%	48%
Consumer Fragrances*	32%	31%	30%
Fine Fragrances	11%	11%	11%
Fragrance Ingredients	9%	9%	11%
Total Net Sales	100%	100%	100%

*	Former Beauty Care and Functional Fragrances